UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 3, 2024

ZILLOW GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-36853	47-1645716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Second Avenue, Floor 36, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)
(206) 470-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ZG	The Nasdaq Global Select Market
Class C Capital Stock, par value $0.0001 per share	Z	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 3.02	Unregistered Sales of Equity Securities.
On September 1, 2024, the 0.75% Convertible Senior Notes due 2024 (the “Notes”) of Zillow Group, Inc. (“Zillow Group” or “the Company”) matured. During the period from March 1, 2024 through the close of business on August 29, 2024 (the “Conversion Period”), holders of approximately $608.4 million aggregate principal amount of Notes (representing 100% of the aggregate principal amount of Notes outstanding prior to the Conversion Period) elected to convert their Notes in accordance with the terms of the indenture governing the Notes.
On September 3, 2024, the Company delivered to converting noteholders (i) aggregate cash payments totaling approximately $609.9 million, which included an aggregate cash payment for outstanding principal of approximately $607.6 million, an aggregate cash payment for accrued interest of approximately $2.3 million, and a nominal cash payment in lieu of fractional shares, and (ii) 1,935,099 shares of Zillow Group Class C capital stock (the “Conversion Shares”). The issuance of the Conversion Shares in exchange for the converted Notes was exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 3(a)(9) thereof, as securities exchanged by Zillow Group with its existing security holders exclusively, where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.
The Company received 2,140,657 shares of Zillow Group Class C capital stock from the settlement of the capped call transactions that the Company entered into in connection with the issuance of the Notes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2024	ZILLOW GROUP, INC.

	By:	/s/ JENNIFER ROCK
	Name:	Jennifer Rock
	Title:	Chief Accounting Officer